EXHIBIT 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of August 20, 2008, by and between CNA Financial Corporation, a Delaware corporation (the “Company”) and Stephen W. Lilienthal (the “Executive”), as an amendment to that certain employment agreement between the Executive and the Company dated as of October 26, 2005 (the “Employment Agreement”):
WITNESSETH:
     WHEREAS, the parties wish to amend the Employment Agreement in certain respects to reflect certain changes in the terms and conditions of Executive’s employment as further provided hereinbelow.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is covenanted and agreed by the Executive and the Company as follows:
     1. This Amendment amends the provisions of Section 6 and Section 8 of the Employment Agreement. All capitalized terms not defined herein shall have the meaning set forth in the Employment Agreement and all section references shall refer to sections of the Employment Agreement unless expressly provided otherwise.
     2. Any termination of the Executive’s employment for any reason on or prior to December 31, 2008 shall be governed by the terms of the Employment Agreement as in effect immediately prior to this Amendment (including, without limitation, a termination under Section 6.3 or 6.4 other than because of a CEO Succession (as defined below)); provided that:
          (a) The provisions of Section 6 of this Amendment respecting compliance with section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) shall apply;
          (b) In the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason (but not in the event of a resignation before December 31, 2008 pursuant to Section 6.4 unless such resignation is because of a CEO Succession), the Executive shall be entitled to all payments and other entitlements provided under Section 6.3, provided Sections 6.3(a), 6.3(b) and 6.3(c) shall be modified as follows:
          (i) in lieu of Section 6.3(a)(iii), the Executive’s bonus for the 2008 fiscal year shall not be prorated and shall otherwise be paid in accordance with Section 3(b),
          (ii) the post-termination period to exercise the Executive’s vested stock options (and SARs) under Section 6.3(b) shall end on June 8, 2010 (or any earlier date on which such stock options or SARs would have expired had the Executive remained employed with the Company during such period),

          (iii) the Executive’s post-termination benefit continuation period under Section 6.3(c) shall end on June 8, 2012,
          (iv) for avoidance of doubt, the termination payments pursuant to Section 6.3(a)(ii) shall commence on termination of employment, subject to Section 6 of this Amendment, and
          (v) for avoidance of doubt, the determination of amounts owing pursuant to Section 6.3(a)(iv) shall continue to be based on the continuation of employment through December 31, 2008 rather than any subsequent termination date;
          (c) The Executive shall be entitled to his tax return preparation benefit under Section 4 for his 2009 taxable year (as well as his 2008 taxable year); and
          (d) In the event that the Executive’s employment terminates because of a CEO Succession, in addition to the Executive’s entitlements under Section 2(b) and Section 2(c) of this Amendment, payments to the Executive (or his estate in the event of his death) shall continue following such termination:
          (i) in regular payroll installments of his Base Compensation provided under Section 3(a) (as in effect on the date hereof) through December 31, 2008, and
          (ii) from January 1, 2009 until June 8, 2009 in regular payroll installments of base salary in an amount equal to the annual rate of 400% of his Base Compensation provided under Section 3(a) (as in effect on the date hereof).
     3. In lieu of the provisions of Section 6.5:
          (a) In the event that the Executive’s successor commences employment with the Company (or any affiliate) as Chief Executive Officer (a “CEO Succession”) at any time prior to June 8, 2009, the Executive’s employment may continue as provided in this Section 3(a). The Executive may assume the position of “Strategic Advisor to the Chief Executive Officer” and thereupon shall be available to provide such services to the Company as his successor may request and the Executive may agree, as provided below. Such services may include, by way of illustration, advice with respect to (i) general corporate and organization matters, (ii) development and marketing of products, (iii) customer and distribution force relations, (iv) strategic directions and business unit strategies, (v) cost reduction and organizational efficiencies or (vi) insurance industry and trade organizational matters. The Executive shall not be required to perform any specific services, to provide services at any specific location, at any specific time or for any specific duration or frequency, or to be present at the Company’s offices, other than as shall be acceptable to the Executive in his sole discretion and agreeable to his successor. For the avoidance of doubt, the Executive may, at any time while he is Strategic Advisor to the Chief Executive Officer, terminate his employment. If the Executive’s employment terminates for any reason at any time during which he is Strategic Advisor to the Chief Executive Officer, such termination shall be a termination because of a CEO Succession and the Executive shall be entitled to the payments and other entitlements under Section 2(d) (if such termination occurs on or prior to December 31, 2008) or Section 4 (if such termination occurs after December 31, 2008) of this Amendment.
          (b) Unless the Executive’s employment shall have terminated on or prior to December 31, 2008, effective January 1, 2009 and continuing until the earlier of the date of the Executive’s termination of employment for any reason or June 8, 2009:
          (i) The Executive shall receive a base salary in regular payroll installments during such period of employment at the annual rate of 400% of his annual Base Compensation in effect on the date hereof;
          (ii) The terms of Section 4 and 5 as in effect immediately prior to the date of this Amendment, governing the Executive’s entitlement to benefits, perquisites and expenses during employment, shall continue to apply and shall be in addition to Executive’s base salary under Section 3(b)(i) of this Amendment; and
          (iii) The Executive’s annual Bonus for calendar year 2008 shall not be prorated, and shall otherwise be paid in accordance with Section 3(b);
provided, the Executive shall not be entitled to an annual Bonus, or stock option or equivalent (SARs paid in stock) awards or any other incentive compensation award for performance periods beginning after December 31, 2008.
     4. Any termination of the Executive’s employment for any reason after December 31, 2008 including, without limitation, the Executive’s voluntary termination, shall be regarded as a termination of the Executive’s employment under Section 6.3 and the Executive shall receive all payments and other entitlements provided thereunder and shall be entitled to his tax return preparation benefit under Section 4 for his 2009 taxable year (as well as his 2008 taxable year); provided:
          (a) for avoidance of doubt:
          (i) the termination payments pursuant to Section 6.3(a)(ii) shall commence upon termination of employment (which date may not necessarily be June 8, 2009), subject to Section 6 of this Amendment, and
          (ii) for purposes of Section 6.3(a)(ii), (A) the amount under Section 6.3(a)(ii)(x) shall be based on the Executive’s Base Compensation in effect on the date hereof and (B) the amount under Section 6.3(a)(ii)(y) shall be based on two times the Executive’s target Bonus for 2008 (i.e., two times $1,450,000),
          (b) Section 6.3(a)(iii) shall not apply,
          (c) for avoidance of doubt, the determination of amounts owing pursuant to Section 6.3(a)(iv) shall continue to be based on the continuation of employment through December 31, 2008 rather than any subsequent termination date, and
          (d) if such termination occurs because of a CEO Succession:

          (i) the Executive (or his estate in the event of his death) shall continue to receive the payments and other entitlements until June 8, 2009 under Sections 3(b)(i), (b)(ii) and (b)(iii) of this Amendment notwithstanding such termination, which payments and other entitlements shall be in addition to the Executive’s payments and other entitlements under the above provisions of this Section 4 of this Amendment,
          (ii) the post-termination period to exercise the Executive’s vested stock options (and SARs) under Section 6.3(b) shall end on June 8, 2010 (or any earlier date on which such stock options or SARs would have expired had the Executive remained employed with the Company during such period), and
          (iii) the post-termination benefit continuation period under Section 6.3(c) shall end on June 8, 2012.
     5. In all events, the 24-month Restriction Period under Section 8 shall commence on the first to occur of (a) the date of the Executive’s termination of employment and (b) January 1, 2009.
     6. It is intended that any amounts payable and benefits provided to Executive under this Agreement shall comply with the provisions of Section 409A and the Treasury Regulations relating thereto so as not to subject Executive to the payment of interest and additional tax which may be imposed under Section 409A. In furtherance of this intent, anything to the contrary herein notwithstanding, to the extent that Section 409A is applicable, no amounts shall be payable to Executive before such time as such payment fully complies with the provisions of Section 409A, including any required 6-month postponement of payment that is payable upon a separation from service (in which case any postponed payment shall be paid in a lump sum together with the first scheduled payment due to the Executive upon the expiration of such 6-month period), to the extent required under Section 409A(a)(2)(B)(i) and the Treasury Regulations thereunder. To the extent that any regulations or other guidance issued under Section 409A after the date of this Amendment would result in the Executive being subject to payment of interest and additional tax under Section 409A, the Company and the Executive shall further amend the Employment Agreement to continue to comply with Section 409A. For all purposes under this Amendment and the Employment Agreement, the Executive’s employment shall not be considered to have “terminated” prior to the date on which the Executive incurs a “separation from service” under Treasury Regulation Section 1.409A-1(h). In accordance with Treasury Regulation Section 1.409A-2(b)(2)(iii), the payments due to the Executive pursuant to Section 2(d) and Section 4(d)(i) of this Amendment shall be treated as a right to a series of separate payments for all purposes of Section 409A.
     7. The Company shall pay the Executive’s professional fees incurred to negotiate and prepare this Amendment, grossed up to the extent any amount is taxable to him.
     8. The Employment Agreement is ratified, affirmed and continued as amended by this Amendment.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have entered into this Amendment effective as of the date first set forth above.
CNA FINANCIAL CORPORATION

By:	Jonathan D. Kantor

Title:	Executive Vice President and General Counsel

STEPHEN W. LILIENTHAL

/s/ Stephen W. Lilienthal